Exhibit 10.4

TARGET TERMINATION AGREEMENT

This Target Termination Agreement (this Agreement”) is entered into as of December 29, 2006 by and among Millennium Cell Inc., a Delaware corporation (“MCEL”), Gecko Energy Technologies, Inc., a Delaware corporation (“Gecko”), Ronald J. Kelley, an individual residing in the State of New Jersey (“RJK”), and Steven D. Pratt, an individual residing in the State of New Jersey (“SDP”). Each of MCEL, Gecko, RJK and SDP is referred to herein as a “Party” and, collectively, the “Parties.”

R E C I T A L S:

A. MCEL and Gecko are parties to that certain Joint Development Agreement, dated as of February 15, 2006 (the “JDA”), whereby MCEL and Gecko agreed to jointly develop planar fuel cell products and systems;

B. In connection with the JDA, on February 15, 2006, MCEL and Gecko entered into a Stock Purchase Agreement (the “SPA”), whereby Gecko agreed to sell to MCEL and MCEL agreed to purchase from Gecko, shares of Gecko’s common stock, no par value per share (“Gecko Common Stock”);

C. In connection with the SPA, on February 15, 2006, MCEL, Gecko, RJK and SDP entered into a Stockholders Agreement (the “SA”) relating to the voting and transfer of Gecko Common Stock;

D. On the date hereof, MCEL, M.C.E. Venture, L.L.C., a Delaware limited liability company and a wholly-owned subsidiary of MCEL (“Merger Sub”), and Gecko, RJK and SDP have entered into an Agreement and Plan of Merger (the “Merger Agreement”), whereby MCEL will acquire Gecko in a merger of Gecko with and into Merger Sub (the “Merger”);

E.  Effective as of the effective time of the Merger (the “Effective Time”) and subject to the terms set forth herein, each of MCEL and Gecko desire to terminate each of the JDA and the SPA; and

F. Effective as of the Effective Time and subject to the terms set forth herein, each of MCEL, Gecko, RJK and SDP desire to terminate the SA.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Terminations.

(a) MCEL and Gecko hereby agree that as of the Effective Time, each of the JDA and the SPA shall be terminated and of no further force or effect. For the avoidance of doubt, MCEL and Gecko hereby acknowledge and agree to terminate all provisions of the JDA and the SPA, including those provisions which, by the terms of the JDA and/or the SPA, would otherwise survive a termination of the JDA, in each case in a manner such that, as of the Effective Time, neither MCEL nor Gecko shall have any rights or obligations whatsoever under the JDA.

(b) Each Party hereby agrees that as of the Effective Time, the SA shall be terminated and of no further force or effect.

2.  Releases.

(a) Except for claims arising under the terms of this Agreement, each Party, on behalf of itself and its agents, trustees, directors, officers, employees, representatives, successors and assigns (together, the “Releasing Parties”) for and in consideration of the Parties’ agreement to effect the terminations described in Sections 1 and 2 hereof, hereby knowingly and voluntarily releases and discharges each other Party, together with its subsidiaries, affiliates, past, present and future stockholders, managers, members, partners, officers, directors, employees, agents and consultants, and their respective heirs, executors, administrators, agents, trustees, employees, representatives, successors, transferees or assignees, and any other person or entity acting on their behalf (collectively, the “Releasees”) from (and covenants not to institute, pursue or participate in any complaint, action, suit, arbitration or other proceeding against the Releasees relating to) any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, liabilities, costs, expenses, losses, claims and demands of any kind or character whatsoever, in law, admiralty or equity (collectively, “Claims”), from the beginning of the world to the day of the date of this Agreement, whether presently known or unknown, asserted or unasserted, which the Releasing Parties ever had, now have or hereafter can, shall or may have against the Releasees arising out of or by reason of the JDA, the SPA and/or the SA, the transactions contemplated thereby and the termination thereof.

3. IP Assignment Agreement. For the avoidance of doubt, nothing contained in this Agreement shall modify, limit or otherwise restrict the transactions contemplated by that certain IP Assignment Agreement dated December 29, 2006 by and among Target and the Selling Stockholders (as assignors) and Merger Sub (as assignee), including, without limitation, the assignment by Target and the Selling Stockholders of the Assignor Intellectual Property to Merger Sub.

4. Due Authorization; Successors. Each Party represents and warrants that it has the power and authority to execute and deliver this Agreement and that this Agreement has been duly authorized and constitutes a valid and binding agreement of such Party, enforceable in accordance with its terms. This Agreement shall be binding upon the respective successors in interest of the Parties hereto and shall inure to the benefit of, and be enforceable by, the respective successors in interest of the Parties hereto.

5. Governing Law. This Agreement and any dispute arising hereunder or in connection with the matters contemplated hereby, whether in contract, tort or otherwise, shall be governed in all respects by the internal laws of the State of New York, without giving effect to New York principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

6. Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original copy of this Agreement, and all of which, taken together, shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

MILLENNIUM CELL INC.

By:	/s/ Adam Briggs
Name: Adam Briggs
Title: President

GECKO ENERGY TECHNOLOGIES, INC.

By:	/s/ Ronald J. Kelley
Name: Ronald J. Kelley
Title: President

/s/ Ronald J. Kelley
RONALD J. KELLEY

/s/ Steven D. Pratt
STEVEN D. PRATT